ATLANTIC CANADA OPPORTUNITIES AGENCY
Newfoundland Office


Project No.: 620-4032924-1

April 10, 1997


Northstar Technical Inc.
P0. Box 13397
St. John's, Newfoundland
AlE 4B7

Attention Mr Wilson Russell- President

Dear Sir:

Re: ACOA Business Development Program

In response to your application dated December 3, 1996, the Atlantic Canada Opportunities Agency ("the Agency"), hereby offers to make a repayable contribution to Northstar Technical
Inc. ("the Applicant") upon the following Terms and Conditions:

1.00 Contribution

1.01 Subject to all other provisions of this Agreement, the Agency will make a repayable contribution ("the Contribution") to the applicant to assist in the execution by the Applicant ofthe project as described and defined in Annex 1 (Statement of Work) calculated as the lesser of (a) and (b) as follows:

     (a) (1) 50% of eligible capital costs estimated to be $88,200; plus

         (2) 50% of working capital requirements estimated to be $197,000;
             plus

         (3) 75% of the fees to be incurred for the engagement of expertise estimated to be $60,000; plus

         (4) 75% of marketing related activities estimated to be $64,750;
             and

     (b) $236,163.

2.00

2.Ol Advance Payment
     At the discretion of the Agency and at the request of the Applicant, an advance payment not exceeding 40% of the Contribution, may be made to the Applicant based on a three (3) month forecast of cash requirements pertaining to eligible costs to be incurred in accordance with the Statement of Work Except where the Agency has given specific permission to the contrary, the Applicant must demonstrate to the satisfaction of the Agency that the advance was applied exclusively to the payment of eligible costs within six (6) months after the date of the disbursement.

     Progress Payments:

     At the request of the Applicant the Agency may make progress payments to the Applicant based on claims for eligible costs which have been incurred. Each claim shall be completed in accordance with instructions to be provided by the Agency to the Applicant.

     JointPayments:

     At the discretion of the Agency or at the request of the Applicant, the Agency may make a payment's Jointly to the Applicant and the supplier for eligible costs which have been incurred.

     Final Payments:

     Notwithstanding the foregoing, 10% of the contribution will normally be reserved for a final payment to be based on a claim submitted by the Applicant at the time of Project Completion and normally after all eligible costs have been incurred and paid.

2.02 It is a requirement of this agreement that the Applicant shall keep the original invoices and proof of payment for all claimed costs readily available for examination by the Agency during any payment verification ot audit and until 36 months following the end of the Control Period.

3.00 Repayment Terms

3.01 The Applicant shall repay the Contribution to the Agency in thirty-six
     (36) consecutive monthly instalments of $6,560 each commencing on July 1, 1998 and ending on June 1, 2001 however, the last instalment will be adjusted to include all sums owing.

3.02 The Applicant shall, at the request of the Agency, on or before each Anniversary of the Project Completion Date, provide the Agency with post dated cheques or arrange pre-authorized payments for any repayments scheduled in the next twelve months.

3.03 The Applicant shall pay interest on overdue repayment instalments at rate 3% higher than the Bank Rate as determined by the Bank of Canada for the day the first disbursement on account of the repayable contribution was made to the Applicant.

3.04 The Applicant may, at any time, make prepayments on account of repayment instalments and each such prepayment will be applied first to interest owing and secondly to repayment instalments in reverse order of maturity.

4.00 Conditions

4.01 The Agency shall not contribute to any cost incurred by the Applicant prior to December 5, 1996.

4.02 As a condition of the Agency's assistance,

     (a) The Applicant shall ensure the Project commences on or before June 1,1997.

     (b) The Applicant shall ensure the Project is completed as described in the Statementof Work on or before June 1,1998.

4.03 The Applicant shall inform the Agency promptly in writing of any assistance from other federal, provincial or municipal sources which had been received or is to be received for the Project, the Agency shall have the right to adjust the amount of the assistance to take into account the amount of any such further assistance received.

4.04 The Applicant shall comply with environmental protection measures in relation to theProject that satisfy the requirements of all regulatory bodies of appropriate jurisdiction.

4.05 The Applicant shall attain equity, satisfictory to the Agency, in the total amount of $350,000 on or before the date of the first disbursement by the Agency to the Applicant.

4.06 Unless otherwise authorized by the Agency in writing, this level of equity shall be maintained until the end of the control period.

4.07 Prior to the end of the control penod, the Applicant shall not pay any dividends whatsoever, make payments to a parent Company or any of its affiliates, nor payoutshareholders loans without the approval of the Agency.

4.08 The Applicant, on or before the date of disbursement shall obtain the following financing:

      Additional Equity $75,000

5.01 From the date of Project Commencement until the Project Completion date, the Applicant shall submit, at the request of the Agency, status r reports on the progress and results of the Project in a form satisfactory to the Agency.

5.02 The Applicant shall submit to the Agency, within 90 days of the end of each fiscal year which commences before end of the Control Period, as defined in the attached general conditions, a copy of its unaudited financial statements.

6.00 NOTICE

6.01 Any notice or correspondence to the Agency, including the attached duplicate copy ofthis Agreement signed by the Applicant, shall he addressed to:

     Atlantic Canada Opportunities Agency
     P.O Box 1060, Station "C"
     Suite 801, Atlantic Place
     St. John's, Newfoundland
     A1C 5M5

     Attention: Ms. Jocelyn Chaytor
                Account Manager

     or to such address as is designated by the Agency in writing.

7.00 Entire Contract

7.01 This offer, if accepted, including Annex I (Statement of Work),
     Sheet for News Release) and Annex 3 (General Conditions) will constitute the entire agreement between the parties with respect to its subject matter. No amendments shall be made to the resulting contract unless confirmed in writing.

     This offer is open for acceptance for 60 days from the date that appears on its race. The date of acceptance shall be the date the duplicate copy or this offer, unconditionally accepted and duly executed by the Applicant is received by the Agency.

                             ANNEX I
                          Statement of Work
Applicant: Northstar Technical Inc.


Project No: 620-4032924-1


Project Location: Mount Pearl, Newfoundland

Project Description:

The Applicant will create a Contracts Management Division) in parallel with the existing NETMIMD production facility, aimed primarily at manufacturing control consoles for submarines and surface ships, sonar arrays for navies and offshore petroleum seismic exploration, and contract work on Major Crown Projects. In addition, it will target contracts pertaining to other Canadian Government Procurement, Federal Department Operations and Maintenance, and U.S, Defence activities.


Project and Financing: Business Development Program (BDP)

Total Cost                             Financing

Leasehold Improvements $ 2Q000         ACOA Repayable Contribution $236,163
Machinery/Equipment     88,200         Cashflow                     146,437
Office Equipment         9,900         Additional Equity            225,000
Working Capital        326,000
Consultants             60,000
Internal Labor Training 27,500         Total.......................$607,600
Marketing               76,000

Total.................$607,600

Timing:

Estimated Project Commencement Date: June 1,1997

Estimated Completion Date: June 1,1998


Eligible Cost:

Machinery/Equipment $ 88,200
Working Capital      197,000
Consultants           60,000
Marketing             64,750


Total................$409,950



   ANNEX 2



 PROJECT FACT SHEET

               FOR NEWS RELEASE

Program: Project No: 620-4032924-1

Applicant Contact:
ACOA Business Development Program
Name & Address of AppIicaut.E
Northatar Technical Inc.
P.O. Box 13397
St. John's, Newfoundland
AID 4B7

Project Location:

Mqunt Pearl, Newfoundland
Project Description:
Name: Wilson Russell
Tide: President
Tdephone: (709) 745-6440


Project Type: Expansion

The Applicant will create a Contracts Management Division) in parallel with the existing NETMIND production facility, aimed primarijy at manufacturing control consoles for submarines and surface ships, sonar arrays for navies and offshore petroleum seismic exploration, and contract work on Major Crown Projects. In addition, it will target contracts pertaining to other Canadian Government Procurement, Federal Department Operations and Maintenance, and USA Defence activities.

Total Costs:$607,600                    Eligible Costs: $409,950


Authorized Assistance: $236,163

Job Creation/Maintenance:Create 25 jobs, maintain 13 jobs

Estimated Sales Resulting from Project (3 years): $16 825,000


Estimated Project Commencement Date: June 1 1997
Estimated Completion Date: June 1 1998


   ANNEX 3
                           General Conditions
                            (Revised February 1996)
1.The Agreement resulting from the acceptance of this ofler
('this Agreement") is made pursuant to the ACOA Business Development Program. This offer embodies and is subject to the Terms and Conditions of the Atlantic Canada Opportunities Agency Small business Development Program as approved by Treasury Board. ThisAgreement is that which is referred to as the "Contribution Agreement" in the Terms and Conditions, and should there be a conflict between the conditions included in this Agreement and the Terms and Conditions as approved by Treasury Board, the latter shall prevail.

2. In this Agreement, the following definitions shall apply:

   "Control Period" For commercial projects, this refers to the period beginning on the date of first disbursement and ending on the date on which all amounts due by the Applicant to the Agency under this Agreement have been paid in fill or until that obligation is otherwise discharged to the satisfaction of the Agency. For noncommercial projects, the Control period ends on the date of Project Completion.

   "Project Commencement Date" means the date on which, in the opinion of the Agency, the first major Commitment is made by the Applicant to implement the Project.

   "Project Completion Date" means the date on which, in the opinion of the Agency, all the eligible costs have beenincurred and the work completed to the satisfaction of the Agency.

3. The Applicant shall obtain the approval of the Agency before preparing any announcements, brochures, advertisements or other materials that will display the ACOA logo or otherwise make reference to the Agency.

4. The Applicant consents to a public announcement of the Project, by or on behalf of the Atlantic Canada Opportunities Agency. The Agency shall inform the Applicant of the date on which the announcement is to be made and the Applicant shall keep this offer confidential until such date. After official announcement of this Project by the Agency, or 60 days after the Applicants acceptance of this offer, whichever is earlier, information appearing on the Project fact sheet, as attached hereto, will be considered to be in the public domain

5. The Applicant will advise the Agency at least 30 days in advance of any special event, official opening, ribbon Cutting, sod-turning, etc), the Applicant wishes to organize in connection with die Project.
   A ceremony shall only be held on a date which is mutually acceptable to the Minister and the Applicant. Furthermore, the Applicant consents to having the Minister or designate participate in any such ceremony.

6. The Applicant consents to the P1acement of a site sign, at the start of construction, which recognizes federal participation in the Project. The sign, to be provided by the Agency. Shall be erected by the Applicant on or near the Project site, using a solid hacking made of plywood, presswood or similar material. The sign must be in a highly visible location where it can be easily seen by passing traffic and not be overshadowed by other signs. It shall be removed by the Applicant after construction is completel and a waill plaque will be provided by the Agency to be placed by the Applicant in a visible location inside the facility.

7. The Applicant shall not alter the scope of the Project without the prior written consent of tile Agency.

8. The Agency shall not contribute to any cost that is not a reasonable and proper direct cost of the Project, nor to any Cost which is not substantiated by satistactory supporting documentation.

9. The Applicant shall obtain the prior written consent of the Agency to any material change in the ownership, management, financing, location, size of iacijities, timing, job creation, federal,provincial or municipal assistance with respect to the Project

10. Upon request by the Agency, the Applicant shall provide elaboration of any report required under this Agreement, promptly and at no cost to the Agency.

11. The Applicant shall obtain insurance coverage on assets acquired for the Project, satisfactoiy to the Agency, and maintain this insurance until the end of the control period.

12. The Applicant shall not, prior to the end of the control period, cease to use, sell or otherwise dispose of eligibleassets without the written consent of the Agency except where the assets disposed of are immediately replaced by Comparable assets of equal or greater value and used in the assisted facility. Any lunds recovered by the Agency pursuant to the sale or disposal of assisted assets, will be applied first to interest owing and secondly to repayment instalments in reverse order of maturity.

13. For a period of 36 months after end of the Control Period, the representative of the Agency reasonable access to its premises to: and 2) to audit the books, accounts, and records of the costs of the project

14. (a) The following constitute Events of Default:

    (i) The Applicant becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

    (ii) an order is made or resolution passed for the winding up of the Applicant or the Applicant is dissolved;

    (iii) in the Opinion of the Agency the Applicant ceases to carry on business;

    (iv) the Applicant has submitted false or misleading information to the Agency;

     (v) the Applicant makes a false or misleading statement concerning assistance by the Agency in a prospectus or other document related to raising funds;

     (vi) the Applicant has not met or satisfied a term or condition to which the Contribution is subject.

 (b) if an Event of Default has occured or in the opinion of the Agency is likely to occur, the Agency may exercise either or both of the following remedies:

         (i) terminate any obligation by the Agency to contribute or continue to contribute to tile costs of the Project, including any obligation to pay an amount owing prior to the date of such termination;

         (ii) require the Applicant to repay part of or all of the Contribution forthwith to the Agency, and that amount is a debt due to Her Majesty in right of Canada and may be recovered as Such.

(c) The Applicant acknowledges the policy objectives served by the Minister's agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by the Crown in an event of default is difficult to ascertain and therefore that it is fair and reasonable that the Minister be entiled to exercise any or all of their remedies provided for in this Agreement and to do so in the manner provided for in this Agreement if an event of default occurs.

15. The Applicant shall, no later than 60 days following the Project Completion, submit to the Agency a satisfactory claim for an eligible project costs peflaining to goods received, or services performed prior to the Project Completion Date and which have not already been claimed. Any costs not claimed in accordance with the foregoing shall be deleted from the authorized project costs.

16. The Applicant must repay to the Agency any amount of the Contribution which exceeds the amount to which the Applicant is entitled, within thirty days of written notification by the Agency.

17. The Applicant shall pay, in addition to any amount payable as a result of an Event of Default, interest on such amount which interest
    (or the rate thereof) shall be equal to three (3%) higher than the Bank Rate as determined by the Bank of Canada for the day the first disbursement on account of the contribution was made.

18. When any payment is received from the Applicant on account of a repayable contribution or an Event of Default, tile Agency shall apply that payment first to reduce any accrued interest owing and then, if any part or the payment remains, to reduce the outstanding principal balance.

19. Any notice required to be given with respect to this Agreement shall be in writing and shall be effectively given if delivered or if sent by ordinary or registered wail, telegram, fax or telex addressed to the party for whom the notice is intended. Any notice shall be deemed to have been received on delivery; any notice sent by telegram, fax or telex shall be deemed to have been received one working day after being sent; any notice mailed shall be deemed to have leeen neceived eight calendar days after being mailed.

20. This Agreement shall not be assigned by the Applicant without the prior written consent of the Agency.

21. No member of the House of Commons of Canada or the Senate of Canada shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom.

22 This Agreement is binding on the Applicant and its Successors and assigns.

23. The Agency and Applicant declare that nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Agency and the Applicant,

24. Any payment by the Agency under this Agreement is subject to there being an appropriation for the fiscal year in which the payment is to be made.

     (a) Should general reductions be applied to operating /contribution budgets at ACOA by the Treasury Board, proportional reductions to the Applicant's contribution will be negotiated. ACOA will provide notice to the Applicant as early as possible regarding such reductions

    (b) Retroactive adjustments may apply to payments made under this agreement if the Treasury Board reduction applies to Operating/contributions which have already been disbursed.

25. The Applicant shall obtain all necessary licenses and peimits in relation to the Project that satisfy the requirements of all regulating bodies of appropriate jurisdiction

26 The Applicant declares that no contingency fee for the solicitation, negotiation or obtaining Of this agreement has been paided agreed to be paid or will be paid directly or indirectly to any person other than to an employee of the Applicant acting within the scope of their employment

27 The Agency may, at any time, by thirty days notice to the Applicant, cancel this agreement if in the Agency's Opinion, the Statement Of Work has not been executed in a satisfactory manner, or if the progress and objectives outlined in the contract have not been met

28. The Applicant shall indemnify and save harmless, ACOA from and against all claims, losses, damages, costs and expenses relating to any injury to, or death of; a person or loss or damage to properly caused or alleged to be caused by the Applicant or its servants or agents in carrying out die Applicant's activities.

29. The Applicant shall proceed in a good and workmanlike manner and using qualified personnel to carry out the Project described in the Statement of Work.

30. All information obtained by ACOA from the Applicant pursuant to an application or during tile course of this Agreement will be kept confidential unless otherwise required by law.

If further information is required, please contact your Account Manager, Ms. Jocelyn Chaytor, at (709) 772-3539

Yours truly,


/s/Richard J.Cornerford
Director Business Programs


Attachments:

     * Annex I - The Project - Statement of work
     * Annex 2 - Project Fact Sheet fbr News Release
     * Annex 3 - General Conditions
     * Costing Memorandum

The foregoing offer is hereby accepted this 15th  day of April, 1997


Northstar Technical Inc.
Project No. 6ZO-4O3292E1

Per :/s/ Wilson E Russel
         Chairman and CEO

Corporate seal